Exhibit 5



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                LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP
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                                 April 12, 2001


American Italian Pasta Company
4100 N. Mulberry Drive, Suite 200
Kansas City, Missouri  64116

Ladies and Gentlemen:

        We have acted as counsel to American Italian Pasta Company, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of 1,000,000 shares of Class A Convertible Common Stock of the Company, $.001 par value per share (the "Class A Common Stock"), issuable under the American Italian Pasta Company 2000 Equity Incentive Plan (the "Plan").

        In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that when such shares of Class A Common Stock have been issued and sold by the Company in accordance with the terms of the Plan, such shares will constitute legally issued, fully paid and non-assessable shares of the Company.

        We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which such shares will be sold and to the reference to us in such registration statement.

                                        Very truly yours,


                                        /s/ Blackwell Sanders Peper Martin LLP


                                        BLACKWELL SANDERS PEPER MARTIN LLP